Integrated Data Corp.
3422 Old Capitol Trail, Suite 741
Wilmington, DE  19808-6192
21 January 2007


Board of Directors
Montana Holdings Ltd.
#2 Nassau Court
P.O. Box N-9322
Nassau, New Providence
The Bahamas


Subject: 'Letter of Offer' to Invest in the Equity of Montana Holdings Ltd ("MHL") and Provide Up To US$7M in Two Loan Facilities.


Dear Sirs:

Please accept this letter as our irrevocable offer to both purchase equity in MHL and to provide, subject to the terms and conditions of this Letter of
Offer:

   i) an ongoing loan facility of up to US$6M (Six Million US Dollars) to be utilized in defraying the general costs of MHL's Rum Cay development program during the whole of 2007, and

   ii) an ongoing loan facility of up to US$1M (One Million US Dollars) for use in MHL's proposed development of a semi-autonomous 'Floor and Wall Tile Production Facility'.


General Terms and Conditions of the Loan Facilities
---------------------------------------------------

1.  All currency shall be expressed as United States Dollars (US$).

2. This Offer will lapse in its entirety if not accepted in writing by MHL on or before the 8th February 2007.

3. This offer is based on an ongoing fixed value of $65M (Sixty-five Million US Dollars) for 100% of the equity of MHL and $2.00 per share for equity in Integrated Data Corp ("IDC").

    3.1 For the entire period that any term or condition of this offer is in force or to be enacted, these values will remain fixed.

4. The provision of both Loan Facilities will be subject to IDC being assisted by MHL to acquire equity in MHL of not less than 20% of the entire equity of MHL.

    4.1 IDC shall have the right to direct that any beneficial interest it acquires in MHL shall be held:
         i)   either directly by IDC, or
         ii)  held by a subsidiary of IDC, or
         iii) held by a nominee of IDC

5. IDC shall acquire the beneficial interest in such MHL shares prior to first drawdown of the loan facility, thereafter such beneficial interest shall be subject only to obtaining Bahamian government approval for the transfer of the said equity, which MHL shall use its best endeavors to obtain.

    5.1 Until such time as Government approval is obtained for the transfer, or until such time as IDC directs, Mr. John Mittens ("JM"), the Chairman and majority shareholder of MHL, shall continue to hold in trust such equity on behalf of IDC and to IDC's order.

6.  IDC shall be allowed to appoint a nominee to the board of MHL.

7. The terms and conditions of this offer are subject to the prior approval of Matrix Securities/Bank of Scotland.


Equity Terms and Conditions
---------------------------

8. Not less than 66% of the Consideration to be paid by IDC to acquire total equity of MHL shall be in the form of new shares of IDC, issued fully paid and shall be restricted under Rule 144 of the United States Securities & Exchange Commission.

    8.1  Any remaining Consideration shall be paid in cash.

9. In any event and other than by prior written agreement of IDC, JM shall retain not less than 51% of the equity of MHL.

    9.1 In addition, JM shall provide IDC with a one year irrevocable option to acquire his entire equity interests in MHL for a Consideration that shall be satisfied entirely in new shares of IDC, issued fully paid and shall be restricted under Rule 144 of the United States Securities and Exchange Commission.

    9.2 Any exercise by IDC of the option shall be strictly subject to prior Bahamian Government approval and the approval of Matrix/Bank of Scotland, or the full repayment of the Matrix/Bank of Scotland loan facility.


Loan Terms and Conditions
-------------------------

10. Other than by the written consent of IDC, the maximum Loan Facilities will be $6M and $1M respectively.

    10.1 The Loan Facilities shall be drawn-down according to the attached schedule, see Appendix I "Loan Drawdown Schedule" and any changes to the Loan Drawdown Schedule shall be subject to the approval of the IDC nominated board member.

    10.2 The $1M Loan Facility shall be drawn-down to assist in the construction, development and operation of a semi-autonomous 'Floor and Wall Tile Production Facility' to facilitate the reclamation of rock, stone and coral from the marina excavations and its processing into floor, wall and roof tiles for 'arm-length sales' to MHL and other third parties.

    10.3 In additional compensation and under a proposed codicil to this Letter of Offer, IDC shall be entitled to an appropriate equity partnership in a proposed new corporate entity that will establish the aforementioned facility.

11. 1% facility fees of $60,000 and $10,000 respectively, shall be deducted by IDC from the first draw-downs of each Loan Facility.

12. Interest on both Loan Facilities shall be payable monthly in arrears ("Interest Period"), calculated on a 9% annual interest basis and based on the total outstanding amount at the end of each Interest Period.

    12.1 Each monthly interest due on each Loan Facility shall be deducted from the following month's draw-downs.

13. The entire outstanding sums of each Loan Facility shall be considered 'shareholders' loans and rank parri passu in all respects with all other existing MHL shareholder loans, subject to and subordinated only to the Matrix/Bank of Scotland loan.

14. The total of the IDC loans and any accrued interest shall be repayable within 5 working days in the event that:

    14.1 IDC's equity interest in MHL drops bellow 20% without their prior written approval;

    14.2  the repayment of any other shareholders loans;

    14.3 the net asset value of MHL falls below $35M (Thirty-five Million US Dollars); or

    14.4  the insolvency of MHL.

15. Both Loan Facilities shall be repayable at the option of MHL without penalty but in any event on or before the 5th anniversary of the date of first funding.

Please return a copy of this letter, duly executed by an authorized officer of MHL, to signify MHL's acceptance of the terms and conditions of this Letter of Offer in their entirety.

Note that IDC shall be required to make a public statement following the issue of this offer.

Very truly yours,

/s/ Abe Carmel
--------------
Abe Carmel
Chief Executive Officer
Integrated Data Corp.


Accepted and agreed to:

MONTANA HOLDINGS LTD.

/s/ John Mittens
----------------
John Mittens
Chairman